Exhibit 10.5
EMPLOYMENT AGREEMENT
This AGREEMENT is entered into as of the date set forth on the signature page hereof, by and between Patriot Coal Corporation, a Delaware corporation (the “Company”), and Bennett K. Hatfield (the “Executive”).
RECITALS
To induce Executive to serve in the executive team position set forth on the signature page hereof, the Company desires to provide Executive with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement.
Executive is willing to accept such employment and perform services for the Company, on the terms and subject to the conditions hereinafter set forth.
It is therefore hereby agreed by and between the parties as follows:
1.Employment.
1.1    Subject to the terms and conditions of this Agreement and the successful completion of a drug-screening test and background check in accordance with Company policy, the Company agrees to employ Executive during the term hereof in the executive team position set forth on the signature page hereof. In such capacity, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall have the customary powers, responsibilities and authorities of executives holding such positions in publicly-held corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO.
1.2    Subject to the terms and conditions of this Agreement, Executive hereby accepts employment in the executive team position set forth on the signature page hereof commencing on the commencement date set forth on the signature page hereof (the “Commencement Date”) and agrees, subject to any period of vacation or sick leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the CEO.
1.3    Nothing in this Agreement shall preclude Executive from engaging in trade association activities, charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or his immediate family with respect to which Executive or such family member is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities or other property may exceed five percent (5%) of the equity of any entity, without the prior approval of the CEO or the Board of Directors of the Company (the “Board”)) or from serving, subject to the prior approval of the CEO or the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the CEO or the Board required therein shall not be unreasonably withheld.

2.Term of Employment. Executive's term of employment under this Agreement (the “Term of Employment”) shall commence on the Commencement Date and shall continue until the third anniversary of the Commencement Date, unless both parties agree, in writing, to extend the Term of Employment. If this Agreement is not extended, the Executive's employment shall be employment “at-will.” Executive shall not be entitled to any benefits on account of a termination of employment following the Term of Employment except for the Accrued Obligations (as defined in Section 6.1 hereof).
3.Compensation.
3.1    Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”) in the amount set forth on the signature page hereof. Such Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Board and the CEO shall review in good faith, at least annually, Executive's Base Salary in accordance with the Company's customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive's Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount.
3.2    Annual Bonus. In addition to his Base Salary, Executive shall, commencing with the 2011 calendar year and continuing for each calendar year thereafter during the Term of Employment, be eligible to receive an annual cash bonus (the “Bonus”) in accordance with the annual incentive program as in effect from time to time, based on achievement of performance targets established by the compensation committee of the Board (the “Compensation Committee”). Executive's Bonus for the 2011 calendar year will be pro-rated, based on the number of weeks of Executive's Term of Employment in the calendar year 2011, and performance targets for the calendar year 2011 shall be those established by the Compensation Committee. Executive's target and maximum annual Bonus percentages are set forth on the signature page hereof. A Bonus award for any calendar year shall be payable to Executive at the time bonuses are paid to executive officers for such calendar year in accordance with the Company's policies and practices as set by the Board in consultation with the CEO, but in no event later than March 15 of the calendar year following the later of (a) the calendar year in which the Bonus is earned or (b) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated and in effect thereunder (“Section 409A”).
4.Employee Benefits.
4.1    Equity and Stock Options.

(a)Executive shall receive a special one-time equity award (the “Special One-Time Equity Award”) with a value (as determined by the Compensation Committee in good faith) that is at least equal to the percentage of Executive's initial Base Salary as set forth on the signature page hereof. One-half of such award shall consist of stock options and one-half of such award shall consist of time-vested restricted stock, which will be granted effective on the Commencement Date. The stock options will be granted with an exercise price per share equal to the closing market price of a share of Company common stock on the grant date. The Special One-Time Equity Award will vest in three equal installments on the first, second and third anniversaries of the grant date, and will also be subject to immediate vesting if a change in control occurs. The terms and conditions of the Special One-Time Equity Award shall be set forth and governed by separate grant agreements, as described in Section 4.1(d) hereof, and the definition of change in control shall be as set forth in the applicable equity-based plan or award.
(b)With respect to each calendar year during the Term of Employment, commencing with the 2012 calendar year, Executive shall receive equity-based compensation awards under the Company's equity incentive plans (the “Annual Long Term Incentive Awards” and, together with the Special One-Time Equity Award, the “Long Term Incentive Awards”) with a value at least equal to the percentage of Executive's Base Salary (as in effect on the date of such award) as set forth on the signature page hereof. The Annual Long Term Incentive Award with respect to each calendar year shall be made effective on the first business day of such calendar year.
(c)As of the date of termination of Executive's employment due to Executive's Disability (as hereinafter defined) or death, or upon the occurrence of a change in control (as defined in the applicable equity-based plan or award) all outstanding Long Term Incentive Awards and any other equity-based awards granted to Executive by the Company shall become immediately and fully vested; provided, however, that any performance units granted to Executive shall not become fully vested upon a change in control unless otherwise provided in the applicable plan or award agreement. In the case of termination of Executive's employment due to Executive's Disability (as defined in Section 6.4) or death, any options held by Executive as of such date shall remain exercisable until at least the earlier of (i) the date that is one (1) year after the date of termination of Executive's employment or (ii) the date on which the option would have expired solely by reason of the passage of time if Executive's employment had not been terminated, provided that no option shall remain outstanding longer than the maximum time permitted by Section 409A.
(d)The Long Term Incentive Awards shall be governed by separate grant agreements (together with any other agreement approved by the Board and designated by the Board as an “Ancillary Document” for purposes of this Agreement, the “Ancillary Documents”). To the extent permitted by any applicable law and the rules of any exchange on which the Company's stock is listed, in the event of any conflict between an Ancillary Document and the terms of this Agreement, the terms of this Agreement shall govern.
(e)All Annual Long Term Incentive Awards and any other equity-based awards granted to Executive by the Company shall be subject to the approval of the Compensation Committee. All Long Term Incentive Awards shall be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.
4.2 Employee Benefit Programs, Plans and Practices; Perquisites. During the Term of Employment, the Company shall provide Executive with employee benefits and perquisites at a level (a) commensurate with his position in the Company and (b) at least as favorable to Executive as the Company provides to its other senior executives, including retirement benefits, health and welfare benefits (both active and retiree), the Continuation

Benefits (as defined in Section 6.2(a)(2)), reasonable information systems and technical support for Executive's home office, and other employee benefits and perquisites which the Company may make available to its senior executives from time to time. For avoidance of doubt, this Section 4.2 shall be limited to employee benefits and perquisites under active or future plans, policies and programs applicable to new employees of the Company.
4.3     Vacation. Executive shall be entitled to twenty days paid vacation in each calendar year, which shall be taken at such times as are reasonably consistent with Executive's responsibilities hereunder.
5.Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties on behalf of the Company. The Company will reimburse Executive for reasonable legal fees and expenses incurred in the review and preparation of this Agreement.
6.Termination of Employment.
6.1    Termination of Employment for Any Reason. In the event of a termination of Executive's employment for any reason, whether or not such termination occurs during the Term of Employment, the Company shall pay to Executive (a) within five (5) business days following the date of termination of Executive's employment, a lump sum equal to (i) Executive's Base Salary earned on or prior to the date of such termination but not yet paid to Executive in accordance with the Company's customary procedures and practices regarding the salaries of executives, (ii) any business expenses incurred by Executive and not yet reimbursed by the Company under Section 5 above, as of the date of such termination, (iii) any vacation time accrued but unused as of the date of such termination, and (iv) any Bonus earned but not yet paid for any calendar year prior to the date of such termination and (b) any benefits accrued and vested under any of the Company's employee benefit programs, plans and practices on or prior to the date of termination of Executive's employment (remuneration described in (a) and (b) above are collectively referred to as the “Accrued Obligations” herein) in accordance with the terms of such programs, plans and practices.
6.2    Termination Not for Cause or for Good Reason.
(a) The Company or Executive may terminate Executive's employment at any time for any reason by providing written notice to the other party at least thirty (30) days (or such other number of days specified in this Agreement) in advance of the date of termination of Executive's employment. If Executive terminates his employment for Good Reason, such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days of receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, Executive's notice of termination shall be deemed withdrawn.
If Executive's employment is terminated (i) by the Company other than for Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.2(b) hereof), the

Company, as severance, shall pay to Executive an amount (the “Severance Payment”) equal to the total of:
(A)    two (2) times Executive's Base Salary, plus
(B)    an additional amount equal to two (2) times the greater of (x) Executive's target Bonus for the calendar year of termination of Executive's employment or (y) the annual average of the actual Bonus awards paid to Executive by the Company for the three (3) calendar years preceding the date of termination of Executive's employment (or, if Executive has not yet been employed by the Company pursuant to this Agreement for three (3) full calendar years as of the date his employment is terminated, for the two (2) year or one (1) year period, as applicable, for which he has been so employed and received a Bonus); provided that for the purpose of calculating the annual average Bonus, the Bonus for 2011 shall be the Bonus described in Section 3.2 prior to pro ration; plus
(C)    an additional amount equal to two (2) times six percent (6%) of Executive's Base Salary.
The Company shall pay to Executive (I) one-half (1/2) of such Severance Payment in a lump sum payment on the six (6) month anniversary of Executive's Separation from Service and (II) the remaining one-half (1/2) of the Severance Payment in six (6) equal monthly payments beginning on the seven (7) month anniversary of Executive's Separation from Service.
“Separation from Service” means a “separation from service,” as such term is defined under Section 409A.
In addition, if Executive's employment is terminated (i) by the Company other than for Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof), or death or (ii) by Executive for Good Reason (as defined in Section 6.2(b) hereof),
(1)    The Company shall pay to Executive a prorated bonus (the “Prorated Bonus”) for the calendar year of termination of Executive's employment, calculated as the Bonus Executive would have received in such year based on actual performance for the calendar year multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. With respect to any portion of the Bonus that the Company did not intend to comply with Section 162(m) of the Code, Executive shall be deemed to have met the performance goals at target in determining such portion of the Bonus. The Prorated Bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (a) the calendar year in which the Bonus is earned or (b) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
(2)    The Company shall also continue to provide Executive, as though he remained actively employed, for a period ending on two (2) years from the date of termination of Executive's employment (the “Benefit Continuation Period”), life insurance, group health coverage (including medical, dental, and vision benefits), accidental death & dismemberment coverage, and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms; provided, however, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period; provided, further, that the amount of Continuation Benefits provided during one calendar year shall not affect the amount of Continuation Benefits provided during a subsequent calendar year (except with respect to health plan maximums), the Continuation Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Continuation Benefit arrangements will be paid in accordance with applicable plan terms and no later than the last day of Executive's taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. Notwithstanding the foregoing, if Executive breaches any provision of Section 12 hereof, the remaining balances of the Severance Payment, the Prorated Bonus, and any Continuation Benefits shall be forfeited.
(b)For purposes of this Agreement, the term “Good Reason” means: (i) a reduction by the Company in Executive's Base Salary (in which event the Severance Payment shall be calculated based on Executive's Base Salary in effect prior to any such reduction); (ii) a material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction that generally affects all executives); (iii) a material decline in Executive's Bonus or Annual Long Term Incentive Award opportunities (other than a decline that generally affects all executives); (iv) relocation of Executive's primary office by more than 50 miles from the location of Executive's primary office in Charleston, West Virginia or secondary office in Saint Louis, Missouri; or (v) any material diminution or material adverse change in Executive's title or reporting relationships (as of the Commencement Date), or his duties or responsibilities as a senior executive of a publicly-held company. Any amounts due to Executive in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason. If Executive does not give notice to the Company as described in Section 6.2(a) hereof within ninety (90) days after an event giving rise to Good Reason, Executive's right to claim Good Reason termination on the basis of such event shall be deemed waived.
6.3    Voluntary Termination by Executive; Discharge for Cause.
(a)In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined or (ii) by Executive other than for Good Reason, the Company shall pay to Executive the Accrued Obligations.
(b)As used herein, the term “Cause” shall be limited to (i) any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, a violation of Section 12 hereof, (ii) any willful fraud or dishonesty of Executive involving the property or business of the Company, (iii) a deliberate or willful refusal or failure of Executive to comply with any major corporate policy of the Company which is communicated to Executive in writing, or (iv) Executive's conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his imprisonment; provided that, Cause shall not exist under clause (i) or (ii) on account of Executive's failure or inability to perform his duties on account of injury or physical or mental illness; and provided further that, with respect to clauses (i), (ii) and

(iii) above, Executive shall have thirty (30) days following his receipt of written notice of the conduct that is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If Executive cures the conduct that is the basis for the potential termination for Cause within such thirty (30) day period, the Company's notice of termination shall be deemed withdrawn.
6.4    Disability. In the event of the Disability (as defined below) of Executive during the Term of Employment, the Company may terminate Executive's Term of Employment upon written notice to Executive (or Executive's personal representative, if applicable) effective upon the date of receipt thereof (the “Disability Commencement Date”). The Company shall pay to Executive the Accrued Obligations as provided in Section 6.1 and the Prorated Bonus when such bonuses are paid to other senior executives of the Company. The term “Disability,” for purposes of this Agreement, shall mean Executive's absence from the full-time performance of Executive's duties pursuant to a reasonable determination made in accordance with the Company's disability plan that Executive is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.
6.5    Death. In the event of Executive's death during the Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, the Company shall pay to Executive's beneficiary(ies) (to the extent so designated by Executive) or his estate (to the extent that no such beneficiary has been designated) the Accrued Obligations as provided in Section 6.1, the Prorated Bonus when such bonuses are paid to other senior executives of the Company, and any remaining payments that were payable to Executive by reason of his termination of employment under Section 6.2 to which Executive was entitled at the time of his death in accordance with the terms of Section 6.2.
6.6    No Further Notice or Compensation or Damages. Executive understands and agrees that he or she shall not be entitled to any further notice, compensation or damages upon a termination of his employment under this Agreement or otherwise, other than amounts specified in Sections 4 and 6 hereof, the Ancillary Documents, and any plan, program or arrangement of the Company.
6.7    Executive's Duty to Deliver Materials. Upon the termination of Executive's employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including all copies of any of the foregoing.
7.Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:

Patriot Coal Corporation
attn: Board of Directors
12312 Olive Boulevard, Suite 400

Saint Louis, Missouri 63124

with a copy to:

Patriot Coal Corporation
attn: Richard M. Whiting
12312 Olive Boulevard, Suite 400
Saint Louis, Missouri 63124

To Executive at the address set forth on the signature page hereof.
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.
8.Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
9.Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, spin off, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.
10.Amendment. This Agreement may be amended only by written agreement of the parties hereto.
11.Amendment to Comply with Code Section 409A. If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Code Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it is exempt from, or compliant with, the requirements of Code Section 409A and preserves as nearly as possible the original intentions of the affected provisions. If any payment due to Executive is required to be delayed by reason of Code Section 409A, such payment shall be paid in one lump-sum payment as soon as administratively feasible on or after the date such payment is permitted to be made under Code Section 409A, subject to standard payroll deductions and withholdings.

12.Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.
(a)Executive, both during the term hereof and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive's duties for the benefit of the Company or any subsidiary of the Company or to the extent required by applicable law), any secret or confidential information that is not publicly available regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive's employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.
(b)In consideration of the Company's obligations under this Agreement, Executive agrees that: (i) during the period of his employment hereunder and for a period of one (1) year thereafter, without the prior written consent of the Board, he will not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any activities which are in competition with the business of the Company or its subsidiaries; and (ii) during the period of his employment hereunder and for a period of one (1) year thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly solicit employment to any person who Executive knows is or has been employed by the Company or its subsidiaries at any time during the three (3) months immediately preceding such solicitation in a management or executive position; provided, that posting or advertising employment opportunities shall not constitute a solicitation of employment. Following his termination of employment, Executive may request the Company to waive the restrictions of clause (i) of this Section 12(b) with respect to the one year period following termination and the Company agrees that if it does not grant Executive's request, the Company will make a lump sum payment to Executive equal to Executive's Base Salary which shall be paid on the six (6) month anniversary of Executive's Separation from Service.
(c)For purposes of this Section 12, an entity shall be deemed to be in competition with the Company if it is principally involved in the production or sale of coal within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this Section 12(c) or Section 12(b), nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed five percent (5%) of the outstanding securities of such class.
(d)Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any material breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that, in the event of such a breach of this Section 12 by Executive, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and seek to obtain an injunction against Executive from any court having jurisdiction over the matter to restrain any further violation of this Section 12 by Executive.
13.Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
14.Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 12 hereof) or the Ancillary Documents shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay any legal fees in connection with such arbitration in the event that Executive prevails on a material element of his claim or defense. Notwithstanding anything in this Section 14 to the contrary, payments made under this Section 14 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 14 may not be exchanged or substituted for other forms of compensation to Executive, and any such reimbursement or payment will be paid within sixty (60) days after Executive prevails, but in no later than the last day of Executive's taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 14 shall remain in effect throughout the Term of Employment and for a period of five (5) years following the termination of the Term of Employment.
15.Indemnification; Directors' & Officers' Liability Insurance.
(a)The Company shall indemnify Executive during and after the Term of Employment to the maximum extent permitted by applicable law for any liability incurred by Executive by reason of his service as an officer or director of the Company or any of its subsidiaries or affiliates or by reason of his service as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates.
(b)During the Term of Employment and for so long as Executive may have any liability by reason of serving as an officer or director of the Company or any of its subsidiaries or affiliates, Executive shall be entitled to the same directors' and officers' liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. During the Term of Employment and for so long as Executive may have any liability by reason of serving as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates, Executive shall be entitled to the same fiduciary liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
16.Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.
17.Effect on Prior Agreements. This Agreement and the Ancillary Documents contain the entire understanding between the parties hereto. Except as provided in an Ancillary Document, this Agreement supersedes in all respects any prior or other agreement or understanding, both written and oral, between the (i) the Executive, and (ii) the Company, any affiliate of the Company, or any predecessor of the Company.
18.Withholding. The Company shall be entitled to withhold from payments to Executive any amount of withholding required by law.
19.Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Sections 3, 4, 5, 6, 12 and 15 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

PATRIOT COAL CORPORATION

By: /s/ Richard M. Whiting

EXECUTIVE

/s/ Bennett K. Hatfield
Bennett K. Hatfield

Commencement Date:	September 19, 2011

Name of Executive:	Bennett K. Hatfield

Address of Executive:	P. O. Box 2450 Charleston, West Virginia 25329

Executive Team Position:	Executive Vice President and Chief Operating Officer

Base Salary:	$600,000 per annum

Annual Bonus Target:
100% of Base Salary commencing with the 2011 calendar year and continuing for each calendar year thereafter (with a maximum of no less than 200% of Base Salary). For avoidance of doubt, the Bonus for the 2011 calendar year will be pro-rated, based on the number of weeks of Executive's Term of Employment in the calendar year 2011.

Annual Long-Term Incentive Award:	200% of Base Salary

Special One-Time Equity Award :	200% of Base Salary